Exhibit 99.1

Crestwood Midstream Partners Files Amended Form 10-Q Documents with

Securities and Exchange Commission

HOUSTON, TEXAS, December 1, 2011 – Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood” or “the Partnership”) announced today that it has filed with the Securities and Exchange Commission amended reports on Form 10-Q/A for the quarterly periods ended June 30, 2011 and September 30, 2011. The amended filings were made to correct prior period pro forma financial information related to the assets of Frontier Gas Services, LLC acquired by the Partnership on April 1, 2011. The pro forma information is included within the notes to the Partnership’s financial statements to present condensed financial data as if the acquisition had occurred at the beginning of the 2010 periods and the first quarter of 2011 for comparative purposes. The amended filings did not result in any changes to the Partnership’s previously reported statements of income, balance sheets or cash flows, and did not affect the Partnership’s liquidity or its credit facility.

About Crestwood Midstream Partners LP

Houston, Texas-based Crestwood is a growth-oriented, midstream master limited partnership which owns and operates predominately fee-based gathering, processing, treating and compression assets servicing natural gas producers in the Barnett Shale in North Texas, the Fayetteville Shale in Arkansas, the Haynesville/Bossier Shale in Louisiana, the Granite Wash area in the Texas Panhandle and the Avalon Shale area of Southeastern New Mexico. For more information about Crestwood LP, visit www.crestwoodlp.com.

Investor Contact:

Mark Stockard

832-519-2207

mstockard@crestwoodlp.com

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